EXHIBIT 15.1

To the Partners of
Icahn Enterprises L.P.
We have reviewed, in accordance with the standards of Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial statements of Icahn Enterprises L.P. and Subsidiaries as of June 30, 2012, and for the three-month and six-month periods ended June 30, 2012 and 2011, as indicated in our report dated August 7, 2012; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 is incorporated by reference in Registration Statement on Form S-3 (File No. 333-158705, effective May 17, 2010).
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/Grant Thornton LLP
New York, New York
August 7, 2012